Exhibit 99.1
Andeavor Reports Fourth Quarter and Full Year 2017 Results

Financial Highlights

•
Reported full year earnings of $1.5 billion, or $10.81 per diluted share, consolidated net earnings of $1.7 billion and EBITDA of $2.6 billion, which includes $222 million of acquisition and integration costs

•
Reported quarterly earnings of $879 million, or $5.61 per diluted share, consolidated net earnings of $908 million and EBITDA of $445 million, which includes $34 million of acquisition and integration costs

•	Returned over $1 billion to shareholders in 2017 in dividends and share repurchases; returned $383 million to shareholders in fourth quarter including $292 million in share repurchases

•	Delivered approximately $505 million of annual improvements to operating income in 2017

Business Highlights

•	Completed Western Refining and Western Refining Logistics acquisitions

•	Exited the year with $190 million in annual run-rate Western Refining synergies

•	Achieved investment grade credit rating at Andeavor and Andeavor Logistics

•	Expanded Marketing footprint by successfully entering into Mexico

•	Increased total retail and branded stores 31% year-over-year to 3,255 stores

•	Grew full year Logistics segment operating income 37% from last year to $665 million

•	Communicated 2018-2020 business plan at its December Investor and Analyst Day that grows net earnings by $1.0 billion and delivers $1.4 billion of EBITDA growth

San Antonio, Texas - February 15, 2018 - Andeavor (NYSE: ANDV) today reported fourth quarter earnings of $879 million, or $5.61 per diluted share, compared to $78 million, or $0.66 per diluted share a year ago. Consolidated net earnings were $908 million for the fourth quarter 2017 compared to $101 million for the same period last year. EBITDA for the fourth quarter 2017 was $445 million compared to $468 million last year.

Fourth quarter 2017 results included the following pre-tax items totaling $151 million: costs related to Andeavor Logistics’ (NYSE: ANDX) debt refinancing, an asset impairment charge related to the Vancouver Energy project, acquisition costs related to Andeavor Logistics’ acquisition of Western Refining Logistics, LP (WNRL) and the IDR Buy-In transaction and integration costs related to the Western Refining (Western) acquisition. Fourth quarter 2017 results also included a benefit of $918 million related to the re-measurement of the Company’s net deferred tax liabilities due to the recently enacted Tax Cuts and Jobs Act. Fourth quarter 2016 results included a pre-tax benefit related to a lower of cost or market (LCM) inventory adjustment of $123 million.

“2017 was an excellent year for Andeavor; we closed the Western and WNRL acquisitions, expanded into Mexico and achieved investment grade credit ratings at both companies,” said Greg Goff, Chairman and CEO. "We delivered $505 million of improvements to operating income and returned over $1 billion to shareholders in the form of dividends and share repurchases in 2017.”

“Looking ahead, we remain well-positioned to deliver on the strategic plans outlined at our 2017 Investor and Analyst Day that we expect to grow EBITDA by $1.4 billion over the next three years. We continue to focus on driving strong operational performance and disciplined allocation of capital, further enhancing our integrated business model and returning cash to shareholders,” added Goff.

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited) ($ in millions, except per share data)	2017	2016	2017	2016
Segment Operating Income (Loss)
Marketing	$236	$169	$788	$830
Logistics	195	123	665	487
Refining	(56)	43	785	535
Total Segment Operating Income	$375	$335	$2,238	$1,852
Net Earnings From Continuing Operations Attributable to Andeavor (a)	$879	$78	$1,520	$724

Diluted EPS - Continuing Operations	$5.61	$0.66	$10.75	$6.04
Diluted EPS - Discontinued Operations	—	—	0.06	0.08
Total Diluted EPS	$5.61	$0.66	$10.81	$6.12

(a)	Referred to in the body of this press release as “earnings.”

Segment Results

Marketing
Marketing segment operating income was $236 million and segment EBITDA was $255 million in the fourth quarter 2017. This compares to segment operating income of $169 million and segment EBITDA of $192 million last year. Overall fuel margins for the fourth quarter 2017 were 12.2 cents per gallon compared to 11.4 cents per gallon last year, and Retail and Branded fuel margins were 23.4 cents per gallon compared to 19.6 cents per gallon in 2016. A stronger market along with positive contributions from the Western Refining stores added to Andeavor’s portfolio resulted in increased margins.

For the fourth quarter, merchandise margin increased to $47 million from $1 million in 2016 driven by the Western acquisition. Andeavor continued to grow its network of branded stores, increasing by 763 stores, or 31% year-over-year, to 3,255. This was primarily driven by the Western acquisition, the acquisition of retail stores in northern California and the continued execution of the Company’s organic growth plan, including rebranding and expansion into Mexico. Andeavor opened 28 ARCO® stores in Mexico as of January 31, 2018.

Logistics
Logistics segment operating income increased to $195 million in the fourth quarter 2017 from $123 million a year ago and segment EBITDA increased to $267 million from $177 million last year. Results include $9 million of acquisition costs related to Andeavor Logistics’ acquisition of WNRL and the IDR Buy-In transaction. The Company reports Andeavor Logistics’ wholesale business in its Marketing segment, which represents approximately $6 million of operating income for the fourth quarter. The increase in segment operating income and segment EBITDA was primarily driven by contributions from the WNRL acquisition, the North Dakota Gathering and Processing Assets acquisition, 2016 and 2017 drop downs and organic growth.

Refining
Refining segment operating loss was $56 million for the fourth quarter 2017 compared to segment operating income of $43 million in 2016. Segment EBITDA was $120 million compared to $205 million in 2016. Refining margin was $787 million, or $7.62 per barrel, for the fourth quarter 2017. This compares to a refining margin of $731 million, or $9.45 per barrel, in the fourth quarter 2016.

Fourth quarter 2017 Refining segment operating loss was negatively impacted by approximately $185 million. This was primarily driven by building inventories in advance of first quarter 2018 maintenance, inventory and Canadian crude oil supply hedging, unplanned maintenance and other special items. To supply marketing requirements during the Los Angeles refineries’ maintenance in early 2018, the Company built inventory of gasoline and diesel. This negatively impacted fourth quarter results by $50 million but is expected to have a favorable impact in 2018. In addition, the Company realized a negative impact of $85 million on crude oil inventory that was hedged as well as forward pricing of a portion of Canadian crude oil supply for the St. Paul Park refinery. As a result of the wide Canadian heavy crude differentials, the Company elected to remove the hedges, and this is expected to have a favorable impact on 2018 results. During the quarter, unplanned maintenance was performed at four refineries that negatively impacted yields by $25 million. Finally, $25 million of expense related to litigation, environmental and insurance costs were incurred in the quarter. Fourth quarter 2016 segment operating income and segment EBITDA included a pre-tax benefit related to a LCM inventory adjustment of $123 million.

Corporate and Other
Corporate and unallocated costs for the fourth quarter 2017 were $208 million and included integration costs related to the Western acquisition, costs incurred by Andeavor in connection with Andeavor Logistics’ acquisition of WNRL and the IDR Buy-In transaction and an asset impairment charge related to the Vancouver Energy project. Net interest was $166 million in the fourth quarter 2017, which included $77 million of costs associated with the refinancing of debt following Andeavor Logistics’ upgrade to investment grade credit rating during the quarter. Due to the Federal tax reform, fourth quarter 2017 results include approximately $918 million of benefit related to the re-measurement of the Company’s net deferred tax liabilities. Furthermore, the Company estimates that compared to the 2018-2020 outlook provided at its Investor and Analyst Day in December 2017, Federal tax reform legislation is expected to result in additional cumulative cash flow from operations of approximately $1.0 to $1.5 billion through 2020.

Balance Sheet and Cash Flow
Andeavor ended the year with $543 million in cash and cash equivalents. This was down from $3.3 billion at the end of 2016 primarily due to the closing of the Western acquisition and Andeavor Logistics’ acquisition of the North Dakota Gathering and Processing Assets. Andeavor currently has approximately $2.9 billion of availability under its revolving credit facility. Total debt, net of unamortized issuance costs, was $7.7 billion at the end of the fourth quarter. Excluding Andeavor Logistics, total debt was $3.6 billion.

Capital spending for the fourth quarter 2017 was $462 million, consisting of $378 million for Andeavor and $84 million for Andeavor Logistics. Turnaround expenditures for the fourth quarter were $125 million. Capital spending for the full year 2017 was $1.4 billion, consisting of $1.1 billion at Andeavor and $237 million at Andeavor Logistics. Turnaround expenditures for the full year 2017 were $548 million.

Andeavor repurchased 2.7 million shares for approximately $292 million in the fourth quarter and has over $1.4 billion remaining under its previously approved share repurchase programs. The Company paid cash dividends of $91 million in the fourth quarter 2017. Additionally, Andeavor today announced that the board of directors has declared a quarterly cash dividend of $0.59 per share payable on March 15, 2018 to all holders of record as of February 28, 2018. Andeavor remains focused on capital allocation discipline and maintaining a strong, investment grade balance sheet, which provides flexibility to continue to invest in high-return capital projects, return cash to shareholders through share repurchases and dividends and pursue strategic acquisitions.

Strategic Update
Western Synergy Update. Andeavor is committed to delivering an expected $350 to $425 million in annual run-rate synergies by June 2019, the second year following the close of the Western transaction. Andeavor achieved approximately $190 million in annual run-rate synergies in 2017, primarily related to approximately $100 million in corporate efficiencies and the remainder in value chain optimization and operational improvements.

Inaugural Investment Grade Debt Offering. During the quarter, Andeavor completed a $1 billion public offering of senior notes. The Company used the net proceeds from the public offering to repay borrowings under its revolving credit facility and pay the fees and expenses associated with the offering. The inaugural investment grade offering exemplifies the execution of Andeavor’s financial strategy, which is focused on creating additional value for investors by lowering the cost of capital and extending debt maturities.

Acquisition of Asphalt Terminals. On February 12, 2018, Andeavor announced its agreement to acquire the West Coast asphalt terminals of Delek US Holdings, Inc. (NYSE: DK). The assets include four wholly-owned terminals in Elk Grove, CA; Bakersfield, CA; Mojave, CA; and Phoenix, AZ, as well as 50% interest in the Paramount Nevada Asphalt Company joint venture terminal in Fernley, NV.

Upon close, Andeavor expects to grow its asphalt business to serve more customers, provide superior customer service and expand the product offering. The Company expects to improve the business and increase sales by approximately 20% over the next three years. This acquisition will bring Andeavor’s total asphalt capacity to more than 430,000 tons across ten terminal locations. The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close in the first half of 2018.

Acquisition of Rangeland Energy II, LLC. On January 19, 2018, Andeavor closed the acquisition of 100% of the equity of Rangeland Energy II, LLC, which owns and operates assets in the Delaware and Midland Basins, including a recently-constructed crude oil pipeline, three crude oil storage terminals and a frac sand storage and truck loading facility. Andeavor plans to integrate the acquired 110-mile crude oil pipeline (with ultimate throughput capacity of 145,000 barrels per day) and crude oil storage terminals with its nearby Conan Crude Oil Gathering System, currently under construction.

Permian Expansion Update. In 2018, Andeavor expects to offer its newly acquired interest in the Rangeland crude oil assets, as well as other Andeavor Permian logistics assets to Andeavor Logistics. Andeavor also expects to transfer the Conan Crude Oil Gathering System at cost plus interest. This integrated system, combined with Andeavor Logistics existing Permian assets, is expected to see considerable volume growth and additional expansion projects over the next several years.

Andeavor Logistics also announced today that it has been awarded two new crude oil gathering projects in the Delaware Basin. These projects are with investment grade producers and are supported by acreage dedications totaling approximately 40,000 acres. Andeavor Logistics expects a capital investment of $25 to $30 million, with project completions anticipated late 2018 and early 2019. We expect these projects to deliver segment operating income of $3 to $4 million and $4 to $5 million of segment EBITDA to the Logistics segment in 2019, a 6 to 7 times multiple on invested capital.

Andeavor Logistics’ Acquisition of Wamsutter Pipeline System. Andeavor Logistics today announced that it has agreed to acquire the Wamsutter Pipeline System from Plains All American Pipeline, L.P. (NYSE: PAA). The system consists of 575 miles of advantaged crude oil transportation pipelines that connect into Salt Lake City refineries. We expect the assets to provide annual segment operating income $14 to $18 million and segment EBITDA of $20 to $24 million for the Logistics segment, including synergies. The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close in the first half of 2018.

Completion of WNRL Acquisition and IDR Buy-In. In the fourth quarter 2017, Andeavor Logistics completed its $1.7 billion acquisition of WNRL. Immediately following the closing of the acquisition, Andeavor and Andeavor Logistics completed the IDR Buy-In Transaction whereby Andeavor Logistics issued ANDX common units to Andeavor in exchange for the cancellation of Andeavor Logistics’ IDRs and the conversion of its economic general partner interest into a non-economic general partner interest.

Drop Down of Anacortes Logistics Assets. During the quarter, Andeavor Logistics acquired logistics assets located in Anacortes, Washington from Andeavor for total consideration of $445 million. The Anacortes Logistics Assets located at Andeavor’s Anacortes Refinery include 3.9 million barrels of crude oil, feedstock, and refined products storage, the Anacortes Marine terminal, a manifest rail facility, and crude oil and refined product pipelines.

Improvements to Operating Income. Andeavor delivered approximately $505 million of improvements to operating income in 2017, which was within its target of $475 to $575 million. Of these improvements, approximately $40 million were in Marketing, approximately $175 million in Logistics and approximately $290 million in Refining. The improvements to operating income exclude synergies from the Western acquisition.

2018 Outlook
In December 2017, Andeavor issued its expectations for 2018, which include an Andeavor Index of $12 to $14 per barrel and Marketing segment fuel margins of 11 to 14 cents per gallon. The Company expects total capital expenditures for 2018 of approximately $1.5 billion, consisting of $1.1 billion at Andeavor and $430 million at Andeavor Logistics. Turnaround expenditures for the full year 2018 are expected to be $575 million.

“We are excited about the opportunities we see in our business to increase gross margin, improve productivity and deliver synergies from our acquisitions, which support our plan to generate $9 to $12 billion of cash over the next three years, inclusive of the benefits from tax reform. Additionally, we also see the potential for significant opportunities from IMO 2020,” said Goff. “As always, we remain focused on disciplined capital allocation that delivers the most value to our shareholders.”

Public Invited to Listen to Analyst and Investor Conference Call
At 7:30 a.m. CT tomorrow morning, Andeavor will live broadcast its conference call with analysts regarding fourth quarter 2017 results and other business matters. Interested parties may listen to the conference call by logging on to http://www.andeavor.com.

About Andeavor
Andeavor is a premier, highly integrated marketing, logistics and refining company. Andeavor's retail-marketing system includes more than 3,250 stores marketed under multiple well-known fuel brands, including ARCO®, SUPERAMERICA®, Shell®, Exxon™, Mobil™, Tesoro®, USA Gasoline™ and Giant®. It also has ownership in Andeavor Logistics LP (NYSE: ANDX) and its non-economic general partner. Andeavor operates 10 refineries with a combined capacity of approximately 1.2 million barrels per day in the mid-continent and western United States.

This earnings release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including continued growth, disciplined capital allocation, enhancing our integrated business model, maintaining a strong, investment grade balance sheet, investing in high-return capital projects, pursuing strategic acquisitions, returning cash to our shareholders, driving growth and improvements, delivering synergies lowering our cost of capital and extending debt maturities; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; expectations regarding future economic and market conditions and their effects on us; statements regarding our ability to deliver on the strategic plans outlined at our 2017 Investor and Analyst Day; expected effects of the Federal tax reform; expectations regarding additional cumulative cash flow from operations through 2020; delivery of synergies, including expected annual run-rate synergies from the Western acquisition and the sources thereof; the amount and timing of future dividends; statements regarding the planned West Coast asphalt terminals acquisition, including the expected capacity, timing, future plans and benefits thereof; statements regarding the Rangeland acquisition and plans to integrate it with the Conan Crude Oil Gathering System; statements regarding the expected drop down of Rangeland, other Permian logistics assets and the Conan Crude Oil Gathering System to Andeavor Logistics, including the expected benefits and timing thereof; expectations with respect to the Permian integrated system, including expected volume growth and additional expansion projects; statements regarding Andeavor Logistics’ new crude oil gathering projects in the Delaware Basin, including expected capital investment, timing and the expected segment operating income and segment EBITDA provided thereby; statements regarding Andeavor Logistics’ planned acquisition of the Wamsutter Pipeline System, including expected timing of the acquisition and the projected annual segment operating income and segment EBITDA provided thereby; growth opportunities and expected cash generation over the next three years; expected opportunities from IMO 2020; and our 2018 outlook, including expectations relating to the Andeavor Index, marketing segment fuel margins, total capital expenditures and the allocation thereof, including turnaround expenditures, first quarter 2018 guidance and expectations, and projected annual net earnings and annual EBITDA. For more information concerning factors that could affect these statements, see our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.andeavor.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:

Investors:
Brad Troutman, Investor Relations, (210) 626-4568

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702

Andeavor
First Quarter 2018 Guidance (Unaudited)

Throughput (Mbpd)
California	430 - 455
Pacific Northwest	185 - 195
Mid-Continent	400 - 420
Consolidated	1,015 - 1,070

Manufacturing Cost ($/throughput barrel)
California	$ 7.45 - 7.70
Pacific Northwest	$ 3.70 - 3.95
Mid-Continent	$ 4.60 - 4.85
Consolidated	$ 5.65 - 5.90

Corporate/System ($ millions)
Marketing depreciation and amortization	$ 25 - 30
Logistics depreciation and amortization	$ 80 - 85
Refining depreciation and amortization	$ 175 - 180
Corporate and other depreciation and amortization	$ 5 - 10
Corporate expense (before depreciation, but includes approximately $20 million of expected transaction costs)	$ 165 - 175
Interest expense (before interest income)	$ 95 - 105
Noncontrolling interest	$ 60 - 70

Non-GAAP Measures

Our management uses certain “non-GAAP” performance measures to analyze operating segment performance and “non-GAAP” financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expenses;

•	Segment EBITDA—a segment’s U.S. GAAP operating income before depreciation and amortization expenses plus equity in earnings (loss) of equity method investments and other income (expense), net;

•	Fuel margin—the difference between total marketing revenues and marketing cost of fuels and other;

•	Fuel margin per gallon—fuel margin divided by our total fuel sales volumes in gallons;

•	Merchandise margin—the difference between merchandise sales and purchases of merchandise;

•	Merchandise margin percentage—merchandise margin divided by merchandise sales;

•
Average margin on NGL sales per barrel—the difference between the NGL sales revenues and the amounts recognized as NGL expenses divided by our NGL sales volumes in barrels presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period, (92 days for both the three months ended December 31, 2017 and 2016, 365 days for the year ended December 31, 2017 and 366 days for the year ended December 31, 2016);

•	Refining margin—the difference between total refining revenues minus total cost of materials and other;

•	Refining margin per throughput barrel—refining margin divided by our total refining throughput in barrels multiplied by 1,000 and multiplied by the number of days in the period as stated above;

•
Manufacturing costs (excluding depreciation and amortization) per throughput barrel—manufacturing costs divided by our total refining throughput in barrels multiplied by 1,000 and multiplied by the number of days in the period as stated above (representing direct operating expenses incurred by our Refining segment for the production of refined products);

•	Total debt excluding Andeavor Logistics—our consolidated Andeavor debt less all debt owed by Andeavor Logistics (net of unamortized debt issuance costs); and

•	Total liquidity—the capacity under the Andeavor Revolving Credit Facility plus consolidated cash and cash equivalents less Andeavor Logistics’ cash and cash equivalents.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded companies in the refining, logistics and marketing industries, without regard to historical cost basis or financing methods;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” below for reconciliations between non-GAAP measures and their most directly comparable U.S. GAAP measures.

Items Impacting Comparability
During 2017, we revised the title of certain of our financial statement line items to avoid any misperception that the amounts included are equivalent to financial information presented in accordance with U.S. GAAP. The underlying financial information has not changed from what we have previously disclosed. See our discussion under “Non-GAAP Measures” for additional information about the financial measures we use to analyze our operations.

On June 1, 2017, we closed the Western Refining Acquisition. Our results include the operations from Western Refining for the period of June 1, 2017 to December 31, 2017 and thus prior periods may not be comparable. With the Western Refining Acquisition, we have updated our segments to reflect the results and operations of Western Refining and WNRL. Our Marketing segment reflects our expanded marketing business that, combined with Western Refining, now consists of expanded wholesale marketing operations and over 3,250 retail stores marketed under multiple well-known fuel brands including ARCO®, SUPERAMERICA®, Shell®, Exxon™, Mobil™, Conoco®, Tesoro®, USA Gasoline™ and Giant®. Our renamed Logistics segment includes the results of Andeavor Logistics, excluding the Wholesale business. We now report the Logistics segment’s results for the combined Terminalling and Transportation and Gathering and Processing business lines. Our Refining segment reports the results of our refining system that now consists of ten refineries in the western and mid-continent United States with a combined capacity of approximately 1.2 million barrels per day. The Refining segment includes the results from Andeavor’s existing Refining segment along with the Refining business contributed in the Western Refining Acquisition.

Andeavor
Condensed Consolidated Balance Sheets (Unaudited) (In millions)

	December 31, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents (Andeavor Logistics: $75 and $688, respectively)	$543	$3,295
Receivables, net of allowance for doubtful accounts	1,961	1,108
Inventories	3,630	2,640
Prepayments and other current assets	749	371
Total Current Assets	6,883	7,414
Property, Plant and Equipment, Net (Andeavor Logistics: $5,413 and $3,444, respectively)	14,742	9,976
Other Noncurrent Assets, Net (Andeavor Logistics: $2,251 and $1,478, respectively)	6,948	3,008
Total Assets	$28,573	$20,398

Liabilities and Equity
Current Liabilities
Accounts payable	$3,330	$2,032
Current maturities of debt	17	465
Other current liabilities	1,654	1,057
Total Current Liabilities	5,001	3,554
Deferred Income Taxes	1,591	1,428
Debt, Net of Unamortized Issuance Costs (Andeavor Logistics: $4,127 and $4,053, respectively)	7,668	6,468
Other Noncurrent Liabilities	898	821
Total Equity	13,415	8,127
Total Liabilities and Equity	$28,573	$20,398

Andeavor
Results of Consolidated Operations (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$10,652	$6,652	$34,975	$24,582
Costs and Expenses:
Cost of materials and other (excluding items shown separately below)	9,087	5,533	28,480	19,658
Lower of cost or market inventory valuation adjustment	—	(123)	—	(359)
Operating expenses (excluding depreciation and amortization)	890	680	3,182	2,541
Depreciation and amortization expenses	282	218	1,021	851
General and administrative expenses	190	118	742	401
Loss on asset disposals and impairments	45	2	25	9
Operating Income	158	224	1,525	1,481
Interest and financing costs, net	(166)	(84)	(439)	(274)
Equity in earnings of equity method investments	9	1	23	13
Other income (expense), net	(4)	25	6	57
Earnings (Loss) Before Income Taxes	(3)	166	1,115	1,277
Income tax expense (benefit)	(911)	65	(560)	427
Net Earnings From Continuing Operations	908	101	1,675	850
Earnings from discontinued operations, net of tax	—	—	8	10
Net Earnings	908	101	1,683	860
Less: Net earnings from continuing operations attributable to noncontrolling interest	29	23	155	126
Net Earnings Attributable to Andeavor	$879	$78	$1,528	$734

Net Earnings Attributable to Andeavor
Continuing operations	$879	$78	$1,520	$724
Discontinued operations	—	—	8	10
Total	$879	$78	$1,528	$734

Net Earnings per Share - Basic
Continuing operations	$5.66	$0.67	$10.85	$6.11
Discontinued operations	—	—	0.06	0.08
Total	$5.66	$0.67	$10.91	$6.19
Weighted average common shares outstanding - Basic	155.2	116.8	140.1	118.5

Net Earnings per Share - Diluted
Continuing operations	$5.61	$0.66	$10.75	$6.04
Discontinued operations	—	—	0.06	0.08
Total	$5.61	$0.66	$10.81	$6.12
Weighted average common shares outstanding - Diluted	156.6	118.2	141.3	119.9

Andeavor
Selected Segment Operating Data (Unaudited) (In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Earnings (Loss) Before Income Taxes
Marketing	$236	$169	$788	$830
Logistics	195	123	665	487
Refining	(56)	43	785	535
Total Segment Operating Income	375	335	2,238	1,852
Corporate and unallocated costs	(208)	(111)	(713)	(371)
Intersegment eliminations	(9)	—	—	—
Operating Income	158	224	1,525	1,481
Interest and financing costs, net	(166)	(84)	(439)	(274)
Equity in earnings of equity method investments	9	1	23	13
Other income (expense), net	(4)	25	6	57
Earnings (Loss) Before Income Taxes	$(3)	$166	$1,115	$1,277
Depreciation and Amortization Expenses
Marketing	$19	$13	$68	$49
Logistics	70	51	276	190
Refining	173	148	647	588
Corporate	11	6	30	24
Intersegment eliminations	9	—	—	—
Total Depreciation and Amortization Expenses	$282	$218	$1,021	$851
Segment EBITDA
Marketing	$255	$192	$856	$889
Logistics	267	177	954	696
Refining	120	205	1,447	1,163
Total Segment EBITDA	$642	$574	$3,257	$2,748
Capital Expenditures
Marketing	$42	$12	$73	$34
Logistics	84	92	237	273
Refining	294	166	844	519
Corporate	42	54	199	122
Total Capital Expenditures	$462	$324	$1,353	$948
Turnaround Expenditures and Branding Costs
Turnarounds and catalysts	$125	$101	$548	$334
Marketing branding	17	25	76	80
Total Turnaround Expenditures and Marketing Branding Costs	$142	$126	$624	$414

Andeavor
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited) (In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of Net Earnings to EBITDA
Net Earnings	$908	$101	$1,683	$860
Depreciation and amortization expenses	282	218	1,021	851
Interest and financing costs, net	166	84	439	274
Income tax expense (benefit)	(911)	65	(560)	427
EBITDA	$445	$468	$2,583	$2,412

Reconciliation of Marketing Segment Operating Income to Marketing Segment EBITDA
Marketing Segment Operating Income	$236	$169	$788	$830
Depreciation and amortization expenses	19	13	68	49
Other income, net	—	10	—	10
Segment EBITDA	$255	$192	$856	$889

Reconciliation of Logistics Segment Operating Income to Logistics Segment EBITDA
Logistics Segment Operating Income	$195	$123	$665	$487
Depreciation and amortization expenses	70	51	276	190
Equity in earnings of equity method investments	2	3	10	13
Other income, net	—	—	3	6
Segment EBITDA	$267	$177	$954	$696

Reconciliation of Refining Segment Operating Income (Loss) to Refining Segment EBITDA
Refining Segment Operating Income (Loss)	$(56)	$43	$785	$535
Depreciation and amortization expenses	173	148	647	588
Equity in earnings (loss) of equity method investments	6	(2)	13	—
Other income (expense), net	(3)	16	2	40
Segment EBITDA	$120	$205	$1,447	$1,163

Andeavor
Other Summary Financial Information (Unaudited) (In millions)

Western Refining Acquisition - Summary of Integration, Acquisition and Deal-Related Costs (Consolidated)
	Three Months Ended					Cumulative Total
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
General and administrative expenses	$11	$32	$124	$16	$3	$186
Interest and financing costs, net	—	—	11	17	21	49
Total Before Income Taxes	$11	$32	$135	$33	$24	$235

Components of Cash Flows
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash Flows From (Used in):
Operating activities	$429	$103	$1,630	$1,304
Investing activities	(470)	(297)	(2,443)	(1,317)
Financing activities	56	2,102	(1,939)	2,366
Increase (Decrease) in Cash and Cash Equivalents	$15	$1,908	$(2,752)	$2,353

Other Financial Information
	December 31, 2017	December 31, 2016
Total market value of Andeavor Logistics units held by Andeavor (a)	$5,907	$1,730

Cash Distributions Received From Andeavor Logistics and WNRL (b):
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
For common units held	$126	$29	$237	$108
For general partner units held	—	42	131	137
Total Cash Distributions Received from Andeavor Logistics and WNRL	$126	$71	$368	$245

(a)
Represents market value of 127,889,386 common units and 34,055,042 common units held by Andeavor at December 31, 2017 and December 31, 2016, respectively. The market values were $46.19 and $50.81 per unit based on the closing unit price at December 31, 2017 and December 31, 2016, respectively.

(b)	Represents distributions received from Andeavor Logistics and WNRL during the three months and years ended December 31, 2017 and 2016 on common units and general partner units held by Andeavor.

Andeavor
Segment Operating Data and Results (Unaudited) ($ in millions, except cents per gallon and percentages)

	Three Months Ended December 31,				Year Ended December 31,
Marketing Segment	2017		2016		2017		2016
Revenues	$6,019		$3,932		$21,513		$15,490
Expenses
Cost of fuels and other (excluding items shown separately below)	5,582		3,667		20,122		14,292
Operating expenses (excluding depreciation and amortization)	171		77		511		298
Depreciation and amortization expenses	19		13		68		49
Selling, general and administrative expenses	10		5		23		17
Loss on asset disposals	1		1		1		4
Segment Operating Income	$236		$169		$788		$830
Fuel Sales (millions of gallons)
Retail	480		291		1,610		1,178
Branded	872		845		3,458		3,372
Total Retail and Branded	1,352		1,136		5,068		4,550
Unbranded	1,542		1,045		5,405		4,329
Total Fuel Sales	2,894		2,181		10,473		8,879
Marketing Margin
Retail and Branded fuel margin	$320		$223		$1,058		$1,061
Unbranded fuel margin	36		27		110		69
Total Fuel Margin (c)	356		250		1,168		1,130
Merchandise margin (c)	47		1		127		8
Other margin	34		14		96		60
Total Convenience Margin	81		15		223		68
Total Marketing Margin (c)	$437		$265		$1,391		$1,198

Fuel Margin (¢/gallon) (c)
Retail and Branded Fuel Margin	23.4	¢	19.6	¢	20.9	¢	23.3	¢
Unbranded Fuel Margin	2.5	¢	2.5	¢	2.0	¢	1.6	¢
Total Fuel Margin	12.2	¢	11.4	¢	11.2	¢	12.7	¢

Merchandise Margin % (c)	26.0%		31.3%		27.1%		34.4%

Number of Branded Stores (at the end of the period)					December 31, 2017		December 31, 2016
Company operated					524		—
MSO-operated					561		594
Total Retail Stores					1,085		594
Jobber/Dealer operated					2,170		1,898
Total Retail and Branded Stores					3,255		2,492

(c)
Management uses fuel margin and fuel margin per gallon to compare fuel results and merchandise margin and merchandise margin percentage to compare retail results to other companies in the industry. There are a variety of ways to calculate fuel margin, fuel margin per gallon, merchandise margin and merchandise margin percentage. Different companies may calculate these measures in different ways. Refer to “Non-GAAP Measures” and “Non-GAAP Reconciliations” for further information regarding these non-GAAP measures. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the Refining segment.

Andeavor
Segment Operating Data and Results (Unaudited) ($ in millions, except per barrel amounts, per Mbpd, and per MMBtu)

	Three Months Ended December 31,		Year Ended December 31,
Logistics Segment	2017	2016	2017	2016
Revenues
Terminalling and transportation
Terminalling	$196	$135	$688	$480
Pipeline transportation	33	32	130	125
Other revenues	9	—	18	—
Gathering and processing
NGL sales (e)	115	25	369	103
Gas gathering and processing	81	66	333	264
Crude oil and water gathering	81	33	228	133
Pass-thru and other revenue	45	28	165	115
Logistics Revenues (d)	560	319	1,931	1,220
Expenses
Terminalling and transportation
Operating expenses (excluding depreciation and amortization) (g)	77	50	257	193
Gathering and processing
NGL expense (excluding items shown separately below) (e)(f)	86	—	265	2
Operating expenses (excluding depreciation and amortization) (g)	90	70	357	249
Depreciation and amortization expenses	70	51	276	190
General and administrative expenses (g)	42	24	135	95
(Gain) loss on asset disposals and impairments	—	1	(24)	4
Segment Operating Income	$195	$123	$665	$487

Terminalling and transportation
Terminalling throughput (Mbpd)	1,671	992	1,428	984
Average terminalling revenue per barrel (h)	$1.27	$1.48	$1.32	$1.33
Pipeline transportation throughput (Mbpd)	946	874	902	868
Average pipeline transportation revenue per barrel (h)	$0.39	$0.39	$0.40	$0.39
Gathering and processing
NGL sales (Mbpd) (i)	11.4	7.1	8.3	7.5
Average margin on NGL sales per barrel (e)(f)(h)	$28.10	$36.95	$34.77	$36.59
Gas gathering and processing throughput (thousands of MMBtu/d)	988	871	963	879
Average gas gathering and processing revenue per MMBtu (h)	$0.89	$0.82	$0.95	$0.82
Crude oil and water gathering volume (Mbpd)	327	218	296	212
Average crude oil and water gathering revenue per barrel (h)	$2.68	$1.68	$2.11	$1.72

(d)
Included in our Refining segment’s cost of materials and other were Logistics segment revenues for services provided to our Refining segment of $311 million and $194 million for the three months ended December 31, 2017 and 2016, respectively, and $1.0 billion and $715 million for the year ended December 31, 2017 and 2016, respectively. These amounts are eliminated upon consolidation.

(e)
For the three months ended December 31, 2017, the Logistics segment had 25.6 Mbpd of gross natural gas liquids (“NGL”) sales under percent of proceeds (“POP”) and keep-whole arrangements. Our Logistics segment retained 11.4 Mbpd under these arrangements. For the year ended December 31, 2017, Logistics had 22.2 Mbpd of NGL sales under POP and keep-whole arrangements. Our Logistics segment retained 8.3 Mbpd under these arrangements.The difference between gross sales barrels and barrels retained is reflected in NGL expense resulting from the gross presentation required for the POP arrangements associated with the North Dakota Gathering and Processing Assets.

(f)
Included in NGL expense for the year ended December 31, 2017 were approximately $2 million of crude costs related to crude oil volumes obtained in connection with the North Dakota Gathering and Processing Assets acquisition. The corresponding revenues were recognized in pass-thru and other revenue. As such, the calculation of the average margin on NGL sales per barrel for the year ended December 31, 2017 excludes this amount.

(g)
Our Logistics segment operating expenses and general and administrative expenses include amounts billed by Andeavor for services provided to Andeavor Logistics under various operational contracts. Amounts billed by Andeavor included in operating expenses totaled $54 million and $83 million for the three months ended December 31, 2017 and 2016, respectively, and $186 million and $190 million for the years ended December 31, 2017 and 2016, respectively. The net amounts billed include reimbursements of $4 million and $5 million for the three months ended December 31, 2017 and 2016, respectively, and $16 million and $17 million for the years ended December 31, 2017 and 2016, respectively. Amounts billed by Andeavor included in general and administrative expenses totaled $20 million and $17 million for the three months ended December 31, 2017 and 2016, respectively, and $82 million and $69 million for the years ended December 31, 2017 and 2016, respectively. All of these amounts are eliminated upon consolidation. Those expenses with third-parties related to the transportation of crude oil and refined products related to Andeavor’s sale of those refined products during the ordinary course of business are reclassified to cost of materials and other in our statements of consolidated operations upon consolidation.

(h)
Our Logistics segment uses average margin per barrel, average revenue per MMBtu, average margin per gallon and average revenue per barrel to evaluate performance and compare profitability to other companies in the industry.

•
Average margin on NGL sales per barrel—calculated as the difference between the NGL sales revenues and the amounts recognized as NGL expense divided by our NGL sales volumes. Refer to “Non-GAAP Measures” and “Non-GAAP Reconciliations” for further information regarding these non-GAAP measures;

•	Average gas gathering and processing revenue per Million British thermal units (“MMBtu”)—calculated as total gathering and processing fee-based revenue divided by total gas gathering throughput;

•	Average terminalling revenue per barrel—calculated as total terminalling revenue divided by total terminalling throughput;

•	Average pipeline transportation revenue per barrel—calculated as total pipeline transportation revenue divided by total pipeline transportation throughput; and

•	Average crude oil and water gathering revenue per barrel—calculated as total crude oil and water gathering fee-based revenue divided by total crude oil and water gathering throughput.
There are a variety of ways to calculate these measures; other companies may calculate these in a different way.

(i)	Volumes represent barrels sold under Logistics’ keep-whole arrangements, net barrels retained under its POP arrangements and other associated products.

Andeavor
Segment Operating Data and Results (Unaudited) ($ in millions, except per barrel amounts)

	Three Months Ended December 31,		Year Ended December 31,
Refining Segment	2017	2016	2017	2016
Revenues
Refined products (j)	$8,551	$5,779	$29,572	$21,213
Crude oil resales and other	917	333	2,009	1,043
Refining Revenues	9,468	6,112	31,581	22,256
Refining Cost of Materials and Expense
Cost of materials and other (excluding items shown separately below) (d)	8,681	5,504	27,741	19,469
Lower of cost or market adjustments	—	(123)	—	(359)
Operating expenses (excluding depreciation and amortization):
Manufacturing costs (k)	544	419	1,954	1,591
Other operating expenses	121	122	438	429
Total operating expenses	665	541	2,392	2,020
Depreciation and amortization expenses	173	148	647	588
General and administrative expenses	1	(2)	8	2
Loss on asset disposals and impairments	4	1	8	1
Segment Operating Income (Loss)	$(56)	$43	$785	$535

Refining margin (l)	$787	$731	$3,840	$3,146
Refining margin ($/throughput barrel) (l)	$7.62	$9.45	$10.55	$10.42
Manufacturing costs (excluding depreciation and amortization) per throughput barrel (k)(l)	$5.28	$5.43	$5.37	$5.27

Total Refining Segment
Throughput (Mbpd)
Heavy crude	188	178	181	176
Light crude	858	607	750	598
Other feedstocks	76	56	66	51
Total Throughput	1,122	841	997	825
Yield (Mbpd)
Gasoline and gasoline blendstocks	605	457	522	451
Diesel fuel	284	209	238	189
Jet fuel	139	124	132	118
Other	105	108	111	122
Total Yield	1,133	898	1,003	880
Refined Product Sales (Mbpd) (m)
Gasoline and gasoline blendstocks	671	510	624	523
Diesel fuel	273	159	242	210
Jet fuel	157	228	154	149
Other	134	96	134	102
Total Refined Product Sales	1,235	993	1,154	984

(j)
Refined product sales include intersegment sales to our Marketing segment of $4.0 billion and $3.5 billion for the three months ended December 31, 2017 and 2016, respectively, and $15.9 billion and $13.7 billion for the years ended December 31, 2017 and 2016, respectively.

(k)	Manufacturing costs represent direct operating expenses incurred by our Refining segment for the production of refined products.

(l)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including refining margin, refining margin per throughput barrel and manufacturing costs before depreciation and amortization expenses per throughput barrel. Refer to “Non-GAAP Measures” and “Non-GAAP Reconciliations” for further information regarding these non-GAAP measures.

(m)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales include sales of manufactured and purchased refined products. Refined product sales include all sales through our Marketing segment as well as in bulk markets and exports through our Refining segment.

Andeavor
Segment Operating Data and Results (Unaudited) ($ in millions, except per barrel and per Mbpd amounts)

	Three Months Ended December 31,		Year Ended December 31,
Refining By Region	2017	2016	2017	2016
California (Martinez and Los Angeles)
Revenues
Refined products (j)	$4,246	$3,873	$16,346	$14,231
Crude oil resales and other	117	155	413	312
Regional Revenue	4,363	4,028	16,759	14,543
Refining Cost of Materials and Expenses
Cost of materials and other (excluding items shown separately below)	4,071	3,595	14,831	12,671
Lower of cost or market adjustments	—	(82)	—	(236)
Operating expenses (excluding depreciation and amortization):
Manufacturing costs (l)	295	296	1,166	1,119
Other operating expenses	71	69	252	210
Total operating expenses	366	365	1,418	1,329
Depreciation and amortization expenses	94	95	379	375
General and administrative expenses	—	(2)	5	1
Loss on asset disposals	3	—	7	—
Operating Income (Loss)	$(171)	$57	$119	$403

Refining margin (l)	$292	$515	$1,928	$2,108
Refining margin per throughput barrel (m)	$5.86	$10.74	$10.10	$11.36
Manufacturing costs (excluding depreciation and amortization) per throughput barrel (l)(m)	$5.92	$6.17	$6.11	$6.02
Capital expenditures	$125	$98	$383	$286

Throughput (Mbpd)
Heavy crude	149	172	156	170
Light crude	344	317	325	304
Other feedstocks	49	32	42	33
Total Throughput	542	521	523	507

Yield (Mbpd)
Gasoline and gasoline blendstocks	300	300	284	294
Diesel fuel	132	131	118	113
Jet fuel	69	75	71	71
Other	52	61	62	74
Total Yield	553	567	535	552

Andeavor
Segment Operating Data and Results (Unaudited) ($ in millions, except per barrel amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Pacific Northwest (Washington and Alaska)
Revenues
Refined products (j)	$1,300	$1,096	$4,872	$4,030
Crude oil resales and other	88	51	258	226
Regional Revenue	1,388	1,147	5,130	4,256
Refining Cost of Materials and Expenses
Cost of materials and other (excluding items shown separately below)	1,311	1,047	4,570	3,825
Lower of cost or market adjustments	—	(24)	—	(84)
Operating expenses (excluding depreciation and amortization):
Manufacturing costs (l)	72	68	277	258
Other operating expenses	21	22	80	65
Total operating expenses	93	90	357	323
Depreciation and amortization expenses	26	27	106	96
General and administrative expenses	—	—	—	1
Operating Income (Loss)	$(42)	$7	$97	$95

Refining margin (l)	$77	$124	$560	$515
Refining margin per throughput barrel (m)	$4.43	$7.13	$8.20	$7.77
Manufacturing costs (excluding depreciation and amortization) per throughput barrel (l)(m)	$4.14	$3.97	$4.06	$3.90
Capital expenditures	$38	$29	$141	$125

Throughput (Mbpd)
Heavy crude	12	6	9	6
Light crude	163	165	163	162
Other feedstocks	14	18	15	13
Total Throughput	189	189	187	181

Yield (Mbpd)
Gasoline and gasoline blendstocks	83	82	81	80
Diesel fuel	35	39	34	35
Jet fuel	38	37	39	35
Other	30	37	30	37
Total Yield	186	195	184	187

Andeavor
Segment Operating Data and Results (Unaudited) ($ in millions, except per barrel amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Mid-Continent (North Dakota, Utah, New Mexico, Texas, and Minnesota)
Revenues
Refined products (j)	$3,005	$810	$8,354	$2,952
Crude oil resales and other	712	127	1,338	505
Regional Revenue	3,717	937	9,692	3,457
Refining Cost of Materials and Expenses
Cost of materials and other (excluding items shown separately below)	3,299	862	8,340	2,973
Lower of cost or market adjustments	—	(17)	—	(39)
Operating expenses (excluding depreciation and amortization):
Manufacturing costs (l)	177	55	511	214
Other operating expenses	29	31	106	154
Total operating expenses	206	86	617	368
Depreciation and amortization expenses	53	26	162	117
General and administrative expenses	1	—	3	—
Loss on asset disposals	1	1	1	1
Operating Income (Loss)	$157	$(21)	$569	$37

Refining margin (l)	$418	$92	$1,352	$523
Refining margin per throughput barrel (m)	$11.62	$7.58	$12.91	$10.43
Manufacturing costs (excluding depreciation and amortization) per throughput barrel (l)(m)	$4.92	$4.57	$4.88	$4.29
Capital expenditures	$131	$39	$320	$108

Throughput (Mbpd)
Heavy Crude	27	—	16	—
Light crude	351	125	262	132
Other feedstocks	13	6	9	5
Total Throughput	391	131	287	137

Yield (Mbpd)
Gasoline and gasoline blendstocks	222	75	157	77
Diesel fuel	117	39	86	41
Jet fuel	32	12	22	12
Other	23	10	19	11
Total Yield	394	136	284	141

Non-GAAP Reconciliations

Fuel Margin and Merchandise Margin Calculation ($ in millions, except cents per gallon and percents)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
Segment Operating Income	$236		$169		$788		$830
Add back:
Operating expenses	171		77		511		298
Depreciation and amortization expenses	19		13		68		49
Selling, General and administrative expenses	10		5		23		17
Loss on asset disposals	1		1		1		4
Marketing Margin	$437		$265		$1,391		$1,198

Revenues
Retail and Branded fuel sales	$3,147		$2,226		$11,217		$8,863
Unbranded fuel sales	2,656		1,686		9,727		6,542
Total fuel sales	5,803		3,912		20,944		15,405
Merchandise	182		6		456		25
Other sales	34		14		113		60
Total Revenues	6,019		3,932		21,513		15,490
Cost of Fuel and Other (excluding depreciation and amortization)
Retail and Branded fuel costs	2,827		2,003		10,159		7,802
Unbranded fuel costs	2,620		1,659		9,617		6,473
Total fuel costs	5,447		3,662		19,776		14,275
Purchases of merchandise	135		5		329		17
Other costs	—		—		17		—
Total Cost of Fuel and Other	5,582		3,667		20,122		14,292
Marketing Margin
Retail and Branded fuel margin	320		223		1,058		1,061
Unbranded fuel margin	36		27		110		69
Total fuel margin	356		250		1,168		1,130
Merchandise margin	47		1		127		8
Other margin	34		14		96		60
Total Convenience Margin	81		15		223		68
Marketing Margin	$437		$265		$1,391		$1,198
Merchandise Margin Percentage (n)	26.0%		31.3%		27.1%		34.4%
Fuel Sales (millions of gallons)
Retail and Branded fuel sales	1,352		1,136		5,068		4,550
Unbranded fuel sales	1,542		1,045		5,405		4,329
Total Fuel Sales	2,894		2,181		10,473		8,879

Retail and Branded Fuel Margin (¢/gallon) (n)	23.4	¢	19.6	¢	20.9	¢	23.3	¢
Unbranded Fuel Margin (¢/gallon) (n)	2.5	¢	2.5	¢	2.0	¢	1.6	¢
Total Fuel Margin (¢/gallon) (n)	12.2	¢	11.4	¢	11.2	¢	12.7	¢

(n)	Amounts may not recalculate due to rounding of dollar and volume information.

Average Margin on NGL Sales Per Barrel Calculation (in millions, except per barrel amounts and days)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Segment Operating Income	$195	$123	$665	$487
Add back:
Operating expenses	167	120	614	442
Depreciation and amortization expenses	70	51	276	190
General and administrative expenses	42	24	135	95
(Gain) loss on asset disposals and impairments	—	1	(24)	4
Other commodity purchases	—	—	2	—
Subtract:
Terminalling revenues	(196)	(135)	(688)	(480)
Pipeline transportation revenues	(33)	(32)	(130)	(125)
Other terminalling revenues	(9)	—	(18)	—
Gas gathering and processing revenues	(81)	(66)	(333)	(264)
Crude oil gathering revenues	(81)	(33)	(228)	(133)
Pass-thru and other revenues	(45)	(28)	(165)	(115)
Margin on NGL Sales	$29	$25	$106	$101
Divided by Total Volumes for the Period:
NGLs sales volumes (Mbpd)	11.4	7.1	8.3	7.5
Number of days in the period	92	92	365	366
Total volumes for the period (thousands of barrels) (o)	1,049	653	3,030	2,745
Average Margin on NGL Sales per Barrel (n)	$28.10	$36.95	$34.77	$36.59

Refining Margin Per Throughput Barrel Calculation (in millions, except per barrel amounts and days)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Segment Operating Income (Loss)	$(56)	$43	$785	$535
Add back:
Manufacturing costs (excluding depreciation and amortization)	544	419	1,954	1,591
Other operating expenses (excluding depreciation and amortization)	121	122	438	429
Depreciation and amortization expenses	173	148	647	588
General and administrative expenses	1	(2)	8	2
Loss on asset disposals and impairments	4	1	8	1
Refining Margin	$787	$731	$3,840	$3,146
Divided by Total Volumes:
Total refining throughput (Mbpd)	1,122	841	997	825
Number of days in the period	92	92	365	366
Total volumes for the period (millions of barrels) (n)	103.3	77.4	363.7	301.9
Refining Margin per Throughput Barrel (n)	$7.62	$9.45	$10.55	$10.42

Refining Margin Per Throughput Barrel Calculation by Region (in millions, except per barrel amounts and days)

	California (Los Angeles and Martinez)		Pacific Northwest (Washington and Alaska)		Mid-Continent (Texas, Minnesota, North Dakota, Utah and New Mexico)
	Three Months Ended December 31,
	2017	2016	2017	2016	2017	2016
Segment Operating Income (Loss)	$(171)	$57	$(42)	$7	$157	$(21)
Add back:
Manufacturing costs (excluding depreciation and amortization)	295	296	72	68	177	55
Other operating expenses (excluding depreciation and amortization)	71	69	21	22	29	31
Depreciation and amortization expenses	94	95	26	27	53	26
General and administrative expenses	—	(2)	—	—	1	—
Loss on asset disposals and impairments	3	—	—	—	1	1
Refining Margin	$292	$515	$77	$124	$418	$92
Divided by Total Volumes:
Total refining throughput (Mbpd)	542	521	189	189	391	131
Number of days in the period	92	92	92	92	92	92
Total volumes for the period (millions of barrels) (n)	49.8	47.9	17.4	17.4	36.1	12.1
Refining Margin per Throughput Barrel (n)	$5.86	$10.74	$4.43	$7.13	$11.62	$7.58

Refining Margin Per Throughput Barrel Calculation by Region (in millions, except per barrel amounts and days)

	California (Los Angeles and Martinez)		Pacific Northwest (Washington and Alaska)		Mid-Continent (Texas, Minnesota, North Dakota, Utah and New Mexico)
	Year Ended December 31,
	2017	2016	2017	2016	2017	2016
Segment Operating Income	$119	$403	$97	$95	$569	$37
Add back:
Manufacturing costs (excluding depreciation and amortization)	1,166	1,119	277	258	511	214
Other operating expenses (excluding depreciation and amortization)	252	210	80	65	106	154
Depreciation and amortization expenses	379	375	106	96	162	117
General and administrative expenses	5	1	—	1	3	—
Loss on asset disposals and impairments	7	—	—	—	1	1
Refining Margin	$1,928	$2,108	$560	$515	$1,352	$523
Divided by Total Volumes:
Total refining throughput (Mbpd)	523	507	187	181	287	137
Number of days in the period	365	366	365	366	365	366
Total volumes for the period (millions of barrels) (n)	191.0	185.7	68.4	66.3	104.4	49.9
Refining Margin per Throughput Barrel (n)	$10.10	$11.36	$8.20	$7.77	$12.91	$10.43

Manufacturing Costs (Excluding Depreciation and Amortization) Per Throughput Barrel Calculation
(in millions, except per barrel amounts and days)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total Refining Segment operating expenses (excluding depreciation and amortization)	$665	$541	$2,392	$2,020
Subtract:
Other operating expenses (excluding depreciation and amortization)	(121)	(122)	(438)	(429)
Manufacturing Costs (excluding depreciation and amortization)	$544	$419	$1,954	$1,591
Divided by Total Volumes:
Total refining throughput (Mbpd)	1,122	841	997	825
Number of days in the period	92	92	365	366
Total volumes for the period (millions of barrels) (n)	104.9	80.4	348.2	299.9
Manufacturing Costs (excluding depreciation and amortization) per Throughput Barrel (n)	$5.28	$5.43	$5.37	$5.27

Manufacturing Costs (Excluding Depreciation and Amortization) Per Throughput Barrel Calculation by Region
(in millions, except per barrel amounts and days)

	California (Los Angeles and Martinez)		Pacific Northwest (Washington and Alaska)		Mid-Continent (Texas, Minnesota, North Dakota, Utah and New Mexico)
	Three Months Ended December 31,
	2017	2016	2017	2016	2017	2016
Total operating expenses	$366	$365	$93	$90	$206	$86
Subtract:
Other operating expenses (excluding depreciation and amortization)	(71)	(69)	(21)	(22)	(29)	(31)
Manufacturing Costs (excluding depreciation and amortization)	$295	$296	$72	$68	$177	$55
Divided by Total Volumes:
Total refining throughput (Mbpd)	542	521	189	189	391	131
Number of days in the period	92	92	92	92	92	92
Total volumes for the period (millions of barrels) (n)	49.8	47.9	17.4	17.4	36.1	12.1
Manufacturing Costs (excluding depreciation and amortization) per Throughput Barrel (n)	$5.92	$6.17	$4.14	$3.97	$4.92	$4.57

Manufacturing Costs (Excluding Depreciation and Amortization) Per Throughput Barrel Calculation by Region
(in millions, except per barrel amounts and days)

	California (Los Angeles and Martinez)		Pacific Northwest (Washington and Alaska)		Mid-Continent (Texas, Minnesota, North Dakota, Utah and New Mexico)
	Year Ended December 31,
	2017	2016	2017	2016	2017	2016
Total operating expenses	$1,418	$1,329	$357	$323	$617	$368
Subtract:
Other operating expenses (excluding depreciation and amortization)	(252)	(210)	(80)	(65)	(106)	(154)
Manufacturing Costs (excluding depreciation and amortization)	$1,166	$1,119	$277	$258	$511	$214
Divided by Total Volumes:
Total refining throughput (Mbpd)	523	507	187	181	287	137
Number of days in the period	365	366	365	366	365	366
Total volumes for the period (millions of barrels) (n)	191.0	185.7	68.4	66.3	104.4	49.9
Manufacturing Costs (excluding depreciation and amortization) per Throughput Barrel (n)	$6.11	$6.02	$4.06	$3.90	$4.88	$4.29

Total Debt Excluding Andeavor Logistics (in millions)

	December 31,
	2017	2016
Total debt excluding Andeavor Logistics:
Andeavor consolidated debt (q)	$7,685	$6,933
Andeavor Logistics debt (q)	4,128	4,054
Andeavor Total Debt Excluding Andeavor Logistics (q)	$3,557	$2,879

(q)	Shown net of unamortized issuance costs.

Total Liquidity (in millions)

	December 31,
	2017	2016
Andeavor Revolving Credit Facility - available capacity	$2,934	$1,996
Add: Cash and cash equivalents	543	3,295
Less: Andeavor Logistics’ cash and cash equivalents	(75)	(688)
Total Liquidity	$3,402	$4,603

Andeavor
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited) (in millions)

	Reconciliation of Projected Annual Segment EBITDA Contribution
(in millions)	Wamsutter Pipeline System Acquisition	Anacortes Logistics Assets Acquisition	Permian Gathering Projects	Permian Systems 2020E
Projected Logistics Segment Operating Income Contribution	$14-18	$45-50	$3-4	$150
Add: Projected depreciation and amortization expense	6	5	1	50
Projected Segment EBITDA Contribution	$20-24	$50-55	$4-5	$200

	Andeavor Growth Strategy Projected EBITDA 2018E-2020E
(in millions)	Western Synergies	Strategic Refining Capital Projects	Marketing Segment Growth	Logistics Segment Growth	Refining Segment Growth	Total
Projected Net Earnings	$320	$92	$175	$330	$88	$1,005
Add: Projected depreciation and amortization expense	—	33	20	80	32	165
Add: Projected interest and financing costs, net	—	—	—	20	—	20
Add: Projected income tax expense	—	50	105	—	55	210
Projected Annual EBITDA	$320	$175	$300	$430	$175	$1,400

	Projected EBITDA 2020E
(in millions)	LA Refinery Integration and Compliance Project Refining	LA Refinery Integration and Compliance Project Logistics	LA Refinery Integration and Compliance Project Total
Projected Net Earnings	$57	$8	$65
Add: Projected depreciation and amortization expense	13	7	20
Add: Projected interest and financing costs, net	—	5	5
Add: Projected income tax expense	35	—	35
Projected Annual EBITDA	$105	$20	$125

Andeavor
Fourth Quarter 2017 Impacts (Unaudited)*

Refining Margin Impacts ($ millions) Income/(Expense)
Product Inventory Build Ahead of 2018 Turnarounds	$(50)
Crude Hedge & Inventory Impacts	(50)
Crude Differential Impacts (primarily Canadian)	(35)
Clean Product Yield and Maintenance Cost, net	(25)
Total	$(160)

Other Items ($ millions) Income/(Expense)
Federal tax reform impact	$918
ANDX debt refinancing charges (before noncontrolling interest)	(77)
Impairment of all Vancouver Energy assets	(40)
Refining Other Operating Expense (litigation reserves, environmental, insurance, benefit plans)	(25)
Acquisition Costs related to Andeavor Logistics’ acquisition of WNRL and IDR Buy-In	(23)
Integration costs related to Western acquisition	(11)
Total	$742

*All items are on a pre-tax basis except Federal tax reform impact